Exhibit 99.1

ATI Exits Standard Stainless Sheet Products, Redeploys Capital to High-Return Opportunities

  Actions increase aerospace and defense focus and improve profitability
  Exiting $445 million of very low-margin products; ceasing production at five facilities and consolidating finishing operations
  Streamlined footprint and investment to enhance capabilities expected to deliver returns of ~3x cost of capital

PITTSBURGH--(BUSINESS WIRE)--December 2, 2020--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it is exiting standard stainless sheet products, streamlining its production footprint, and investing in enhanced capabilities to accelerate the execution of its high-value strategy, primarily in aerospace and defense.

“We are taking decisive action to become a more profitable company by further sharpening our focus on the highest-value opportunities for our business,” said Robert S. Wetherbee, ATI President and Chief Executive Officer. “By shedding a low-margin product line and optimizing our footprint, we are redeploying resources to an aerospace and defense-centered portfolio, expanding margins and driving returns to generate significant value for our shareholders.”

Exiting Standard Stainless Sheet, Taking Action to Enhance Capabilities

The Company is exiting standard stainless sheet products by mid-year 2021. In 2019, this product line represented $445 million of revenue with margins of less than one percent. As a result of these actions, ATI expects to achieve EBITDA margins of 15% or more within the Advanced Alloys and Solutions (AA&S) segment with recovery of the commercial aerospace end market.

The Company has continued transforming the footprint of its AA&S business from one designed to support a high-volume strategy to one that emphasizes its advanced capabilities and specialty products to better support its high-value strategy. As it accelerates its transformation, ATI expects to cease production activities at five locations by year-end 2021.

In addition, the Company will consolidate its finishing operations by investing in its Vandergrift, PA location, creating a more competitive flow path focused on increasing production of high value, differentiated materials. The $65 to $85 million incremental investment over a three-year period is expected to be largely self-funded by working capital releases. These changes are expected to enable the AA&S business to significantly improve its margin profile by reducing costs and pursuing an improved revenue mix, as the aerospace market recovers.

One-time charges related to the implementation of these actions are expected to be in the range of $25 to $30 million and will be expensed in the fourth quarter of 2020.

Non-Cash Asset Impairment Charges

During the fourth quarter, the Company concluded that, based on several factors, including the decision to exit standard stainless sheet products and to accelerate its high-value product strategy, the fair values of certain production assets were below their carrying amounts.

Consequently, fourth quarter results will include approximately $1 billion of non-cash charges for long-lived asset impairments, predominantly associated with ATI’s Brackenridge, PA operations, including the Hot-Rolling and Processing Facility (HRPF).

The non-cash asset impairment does not impact the Company’s compliance with current credit facility covenants.

Leadership Alignment

Consistent with the Company’s strategy of evolving into a leaner organization, and in conjunction with John Sims’ intention to retire, Kim Fields, currently EVP of AA&S, will assume responsibility for both the High Performance Materials and Components (HPMC) and AA&S segments, effective January 1, 2021. John Sims, who has led the HPMC business since 2013, will continue as Senior Advisor to the CEO until his intended retirement from the company in 2021, helping to ensure a smooth transition and the Company’s readiness to capitalize on the aerospace recovery.

“Across his 25 years of service, John has been instrumental to ATI’s growth in aerospace and defense,” said Wetherbee. “His vision and dedication to relentless execution have helped position ATI as a leader in supplying next-generation jet engines, setting us on a course for success for decades to come. On behalf of the entire team, I thank John for his leadership and service to ATI.”

The new leadership structure under Fields will more tightly align priorities across the business, driving more integrated actions and faster decision-making.

Webcast Information

The company will provide live internet listening access to its conference call with the financial community on December 2, 2020 at 10:00 a.m. Eastern Time. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, visit ATImetals.com and select “Conference Call.” Conference call replay will be available on ATImetals.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Solving the World’s Challenges through Materials Science
ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

Contacts

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com